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                     March 1, 2024

       Weilai Zhang
       Chief Executive Officer
       Antelope Enterprise Holdings Ltd
       Room 1802, Block D, Zhonghai International Center
       Hi-Tech Zone, Chengdu
       Sichuan Province, PRC

                                                        Re: Antelope Enterprise
Holdings Ltd
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-34944

       Dear Weilai Zhang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Joan Wu